Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2005

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

SECOND QUARTER 2005 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that sales for the second quarter ended June 30, 2005 were $269.3 million compared to sales of $268.5 million for the same quarter in 2004. Net income for the second quarter of 2005 was $0.1 million, or $0.00 per share, compared to the second quarter 2004 net income of $1.7 million, or $0.06 per share. The second quarter 2005 and 2004 results included restructuring and impairment costs of approximately $0.3 million and $2.4 million pre-tax, or $0.01 and $0.05 per share, respectively, related to various closures. Negatively impacting second quarter 2005 results were a $1.9 million ($0.07 per share) noncash tax charge to reduce deferred tax assets resulting from a change in Ohio tax law and $760 thousand ($0.02 per share) in accelerated depreciation and employee costs associated with the previously announced closing of the Palmer Carton Plant in Thorndike, Massachusetts.

Volume in the quarter was up 1,600 tons, or 0.5 percent, versus the second quarter 2004 as gains in gypsum facing paper sold by the company’s 50-percent owned unconsolidated Premier Boxboard Limited LLC (PBL) joint venture more than offset reductions at the 100-percent owned Sweetwater Paperboard mill resulting from downtime and inefficiencies associated with an equipment upgrade. Income from operations before restructuring and impairment costs in the second quarter 2005 versus the second quarter 2004 was favorably impacted by $3.9 million from higher pricing and $1.0 million in lower fiber costs. This was more than offset by the $2.5 million impact from the decline in consolidated mill volume (primarily Sweetwater), $1.5 million in increased freight, $2.5 million in higher fuel and energy costs, $1.6 million of increased selling, general and administrative costs and $1.3 million in higher pension and other employee costs. Continued strong performances by our two joint ventures, PBL and Standard Gypsum, enabled the company to report a pretax increase in income of approximately $700 thousand.

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•    P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-3227    •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

July 27, 2005

Six-Month Period Ended June 30, 2005

For the six-month period ended June 30, 2005, sales were $538.8 million, an increase of 2.5 percent from sales of $525.6 million in 2004. Net income per share was $0.02 for the first half of 2005, including $0.02 in restructuring and impairment costs. Net loss for the first half of 2004 was $0.18 per share, including $0.12 in restructuring and impairment costs. An $8.9 million increase in equity in income of unconsolidated affiliates, combined with lower restructuring charges for the first half of 2005, drove the $11.6 million improvement in income (loss) before income taxes and minority interest over the first half of 2004. Strong pricing and volume growth in the two joint ventures more than offset volume declines in the company’s mill system and increased freight, energy and selling, general and administrative costs in the first half of 2005.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Our quarterly performance was solid in spite of increased freight and energy costs. Industry volume was down approximately 1 percent compared to the second quarter of 2004 as the general economy and the paper/paperboard sector remained sluggish. Year to date, Caraustar volume is up 3.1 percent in 2005 through June and the industry was down 1.3 percent. Caraustar mill operating rates were 93 percent in the second quarter 2005 versus 96 percent for the same period last year.

“Pricing improved in the second quarter 2005 versus the same period last year, although it was business-specific with varying degrees of realization. We announced a paperboard price increase on April 26, 2005 and a price increase for converted tube and core products was announced on June 10, 2005. Results from the paperboard price increase are mixed, with greater success in URB (uncoated recycled boxboard) than CRB (coated recycled boxboard). It is too early to gauge the impact of the converted tube and core products price increase.

“Selling, general and administrative costs in the second quarter 2005 were lower by $1.0 million from first quarter 2005, but up $1.6 million versus the same period last year. Included in the second quarter 2005 was a $1.0 million reserve related to a recall by our specialty packaging division. We expect continued decreases in selling, general and administrative costs through aggressive cost management, which will be offset to some extent by our investment in new information technology systems and other infrastructure costs.”

Joint Ventures

Caraustar’s 50-percent interest in the PBL mill and the two Standard Gypsum wallboard manufacturing facilities contributed $17.9 million of equity in income of unconsolidated affiliates for the six-month period ended June 30, 2005, almost double the prior-year amount. Cash distributions were $16.5 million for the six-month period ended June 30, 2005 versus $5.0 million for the same period in 2004. Both joint ventures benefited significantly from a strong housing and construction market. PBL mill volume was up over 10 percent, with 65 percent of its product mix in gypsum facing paper.

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Caraustar Industries, Inc.

July 27, 2005

Liquidity

The company ended the second quarter of 2005 with a cash balance of $86.7 million. For the six-month period ended June 30, 2005, Caraustar generated $9.1 million of cash from operating activities, compared to a use of $1.0 million the previous year. Capital expenditures increased year-over-year from $8.9 million to $11.6 million in 2005. The company repurchased $2.5 million of its 9.875 percent Senior Subordinated Notes during the second quarter of 2005. As of June 30, 2005 the company had no borrowings outstanding under its $75.0 million revolving credit facility but does have $37.9 million of letters of credit outstanding that reduce availability.

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

Caraustar will be hosting a webcast of its second quarter 2005 financial results beginning at 12:00 p.m. (EDT) on July 27, 2005. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

This press release may contain certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business opportunities or cost reduction initiatives. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses, the company’s ability to service its substantial indebtedness and unforeseen difficulties with the consolidation, integration or relocation of the company’s accounting and control operations, IT systems or legal function. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission or, to the extent filed via EDGAR, accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

For the Eight Quarters Ending June 30, 2005

Volume Sold (tons 000’s):	Q2 2005	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Q4 2003	Q3 2003
CSAR Mill Tons Sold (Market) *	184.6	185.0	176.2	183.2	177.0	169.3	152.4	162.3
CSAR Mill Tons Converted	106.5	108.2	100.9	110.5	107.9	104.9	95.8	103.6

Total CSAR Mill Tons *	291.1	293.2	277.1	293.7	284.9	274.2	248.2	265.9
Outside Paperboard Purchased	30.3	31.5	33.0	33.9	34.9	32.4	29.7	32.1

Total Paperboard Controlled *	321.4	324.7	310.1	327.6	319.8	306.6	277.9	298.0

Tube & Core Tons	83.7	83.7	81.7	86.9	85.8	84.5	80.7	82.1
Folding Carton Tons	99.1	105.4	97.2	103.1	100.3	105.7	91.1	106.5
Gypsum Paper Tons *	65.1	65.4	66.2	65.7	60.9	52.2	49.0	50.3
Other Specialty Tons *	73.5	70.2	65.0	71.9	72.8	64.2	57.1	59.1

Total Paperboard Controlled *	321.4	324.7	310.1	327.6	319.8	306.6	277.9	298.0

PBL gypsum facing and other specialty paper sold *	51.1	49.1	44.4	42.6	36.6	28.3	24.5	22.4

EBITDA ($ in millions)	$24.7	$14.3	$20.3	$17.8	$17.4	$9.0	$10.5	$17.1

Changes in Selling Price and Costs ($/ton):

	Q2 2005 vs. Q2 2004	Q2 2005 vs. Q1 2005
Mill Average Net Selling Price	$16.4	$(8.8)
Mill Average Fiber Cost	(4.1)	(4.1)
Mill Average Fuel & Energy Cost	10.5	(1.5)

Net Increase (Decrease)	$10.0	$(3.2)

Tubes and Cores Average Net Selling Price	$45.5	$4.0
Tubes & Cores Average Paperboard Cost	22.6	(24.0)

Net Increase (Decrease)	$22.9	$28.0

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50% owned unconsolidated Premier Boxboard (“PBL”) joint venture.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2005	2004	2005	2004
SALES	$269,312	$268,471	$538,836	$525,566
COST OF SALES	229,784	225,012	459,681	445,581

Gross profit	39,528	43,459	79,155	79,985
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	35,453	33,818	71,864	69,267

Income from operations before restructuring and impairment costs	4,075	9,641	7,291	10,718

RESTRUCTURING AND IMPAIRMENT COSTS	(305)	(2,361)	(908)	(5,533)

Income from operations	3,770	7,280	6,383	5,185
OTHER (EXPENSE) INCOME:
Interest expense	(10,425)	(10,557)	(21,102)	(21,261)
Interest income	554	160	1,063	347
Equity in income of unconsolidated affiliates	9,560	6,382	17,916	9,064
Other, net	255	(288)	346	(319)

	(56)	(4,303)	(1,777)	(12,169)

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	3,714	2,977	4,606	(6,984)

(PROVISION) BENEFIT FOR INCOME TAXES	(3,519)	(1,285)	(3,932)	2,067

MINORITY INTEREST IN (INCOME) LOSS	(81)	51	(106)	(113)

NET INCOME (LOSS)	$114	$1,743	$568	$(5,030)

BASIC
NET INCOME (LOSS) PER COMMON SHARE	$0.00	$0.06	$0.02	$(0.18)

Weighted average number of shares outstanding	28,765	28,450	28,763	28,421

DILUTED
NET INCOME (LOSS) PER COMMON SHARE	$0.00	$0.06	$0.02	$(0.18)

Weighted average number of shares outstanding	28,857	28,492	28,892	28,421

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$86,738	$89,756
Receivables, net of allowances	113,939	102,644
Inventories	89,636	89,044
Refundable income taxes	331	409
Current deferred tax asset	9,762	11,035
Other current assets	13,797	11,059

Total current assets	314,203	303,947

PROPERTY, PLANT AND EQUIPMENT:
Land	11,818	11,856
Buildings and improvements	139,435	138,872
Machinery and equipment	627,948	616,791
Furniture and fixtures	16,552	15,725

	795,753	783,244
Less accumulated depreciation	(409,093)	(395,110)

Property, plant and equipment, net	386,660	388,134

GOODWILL	183,130	183,130

INVESTMENT IN UNCONSOLIDATED AFFILIATES	61,131	59,676

OTHER ASSETS	23,564	24,818

	$968,688	$959,705

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$80	$80
Accounts payable	87,624	84,890
Accrued interest	8,767	8,810
Accrued compensation	10,775	11,742
Capital lease obligations	522	79
Pension liability	13,392	0
Other accrued liabilities	35,544	34,880

Total current liabilities	156,704	140,481

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	503,362	506,141

LONG-TERM CAPITAL LEASE OBLIGATIONS	855	0

DEFERRED INCOME TAXES	59,944	57,320

PENSION LIABILITY	24,444	32,897

OTHER LIABILITIES	5,296	5,614

SHAREHOLDERS’ EQUITY:
Common stock	2,877	2,875
Additional paid in capital	191,915	191,903
Unearned compensation	(3,872)	(4,334)
Retained earnings	49,120	48,552
Accumulated other comprehensive loss	(21,957)	(21,744)

Total shareholders’ equity	218,083	217,252

	$968,688	$959,705

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Six Months Ended June 30,
	2005	2004
Cash (used in) provided by
Operating activities:
Net income (loss)	$568	$(5,030)
Depreciation and amortization	14,127	14,265
Stock-based compensation expense	458	0
Gain on repurchase of debt	(121)	0
Restructuring and impairment costs	249	2,013
Deferred income taxes	3,765	(3,266)
Equity in income of unconsolidated affiliates, net of distributions	(1,416)	(4,064)
Changes in operating assets and liabilities	(8,539)	(4,869)

Net cash provided by (used in) operating activities	9,091	(951)

Investing activities:
Purchases of property, plant and equipment	(11,551)	(8,892)
Proceeds from disposal of property, plant and equipment	1,105	2,011
Investment in unconsolidated affiliates	(40)	(150)

Net cash used in investing activities	(10,486)	(7,031)

Financing activities:
Repayments of long-term debt	(2,413)	(3,517)
Payments for capital leases	(234)	(65)
Proceeds from swap agreement unwinds	826	380
Issuances of stock, net of forfeitures	198	1,886

Net cash used in financing activities	(1,623)	(1,316)

Net change in cash and cash equivalents	(3,018)	(9,298)
Cash and cash equivalents at beginning of period	89,756	85,551

Cash and cash equivalents at end of period	$86,738	$76,253

Supplemental Disclosures:

Cash payments for interest	$23,075	$22,154

Income tax payments	$274	$1,136

Capital lease obligations incurred	$1,532	$0